Exhibit 99.1

     Tel-Instrument Electronics Corp Announces Estimated Results

    CARLSTADT, N.J.--(BUSINESS WIRE)--March 24, 2004--Tel-Instrument Electronics Corp announced today that, as a result of its earlier agreement with the U.S. Navy to delay shipments of the AN/APM-480 Identification Friend or Foe (IFF) test sets, and the increase in research and development expenditures, revenues and net income for the fourth quarter of the fiscal year ending March 31, 2004 (FY04), are estimated to be substantially lower than revenues and net income for both the comparable quarter in FY03, and for the December 31, 2003 quarter, and could result in a loss for the quarter. Additionally, initial costs in connection with recently acquired Innerspace Technology, Inc. contributed toward this loss. The current fiscal year, ending March 31, 2004, will be profitable and the first quarter of fiscal year 2005, ending June 30, 2004, is projected to be profitable.
    The Company previously announced its agreement with the U.S. Navy to reduce monthly shipments of the ANAPM-480 testers in the third and fourth quarters of FY04. The total quantity of units under this contract remains unchanged and shipments should now continue through the first half of FY05. The reduction in shipments of the AN/APM-480 was partially offset by orders for the TR-220 and TR-210 Multi-Function commercial test sets, which were recently introduced.
    During FY04, the Company also made substantial investments in designing the next generation of IFF test sets, which will also provide the foundation technology for future products, and the incorporation of other product enhancements. The Company is developing a multi-function bench test set, which will add a new market and a diversification opportunity for the future. In addition, the Company also invested in product development and marketing activities for its newly acquired Innerspace Technology division.
    Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.
    Newly acquired Innerspace Technology, Inc.
(www.innerspacetechnology.com), a division of the Company, designs, manufactures and distributes a variety of shipboard and underwater instruments to support hydrographers, oceanographers, researchers, engineers, geophysicists, and surveyors worldwide.
    The Company's stock is traded in the American Stock Exchange under the symbol TIK.

    CONTACT: Tel-Instrument Electronics Corp
             Joseph P. Macaluso, 201-933-1600